U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-28575

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K/KSB [ ] Form 20-F    [ ] Form 11-K  [X] Form 10-Q/QSB
                               [ ] Form N-SAR

         For the Period Ended: September 30, 2006

         [ ]  Transition Report on Form 10-K
         [ ]  Transition Report on Form 20-F
         [ ]  Transition Report on Form 11-K
         [ ]  Transition Report on Form 10-Q
         [ ]  Transition Report on Form N-SAR

         For the Transition Period Ended: ________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                         -------------------------------
                             Full Name of Registrant

                       RENEGADE VENTURE (NEV) CORPORATION
                       ----------------------------------
                            Former Name if Applicable

                          P.O. BOX 23009, 6901 S. PARK
                       AVE. Address of Principal Executive
                       -----------------------------------
                           Office (Street and Number)

                                TUCSON, AZ 85706
                                ----------------
                            City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) and (c)

The Registrant makes the following representations with respect to filing this Form 12b-25:

     (a) The reasons causing the inability to file timely could not be eliminated without unreasonable effort or expense.

     (b) The subject annual report on Form 10-Q for the quarter ended September 30, 2006 will be filed on or before the 5th calendar day following the prescribed due date.


                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-Q, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant hereby represents that it is unable to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006 without unreasonable effort or expense. The Auditor for the Company requires additional time to complete the review of the annual financial statements for quarter ending September 30, 2006.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                            Govindarajan Sankar, CFO
                                 (520) 547-8631
                                 --------------

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes [X] No

     Global Aircraft Solutions, Inc. has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.


Date:   November 14, 2006                   Global Aircraft Solutions, Inc.

                                            By: /s/  Govindarajan Sankar
                                                --------------------------------
                                            Title:   C.F.O.